Exhibit 99.2

Contacts:

Media	Investors
Garry R. Clark	Robert J. Marshall, Jr.
574-372-4493	574-371-8042
garry.clark@zimmer.com	robert.marshall@zimmer.com

ZIMMER HOLDINGS, INC. AGREES TO SELL $550 MILLION

OF SENIOR NOTES

(WARSAW, IN) November 7, 2011 —  Zimmer Holdings, Inc. (NYSE and SIX: ZMH) announced today that it has agreed to sell $550 million of senior notes in an underwritten public offering through Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp. and RBS Securities Inc., as joint book-running managers, and J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., ING Financial Markets LLC, Mizuho Securities USA Inc., SMBC Nikko Capital Markets Limited, and Wells Fargo Securities, LLC as co-managers. The offering consists of $250 million of 1.40% notes due 2014 and $300 million of 3.375% notes due 2021. The offering is expected to close on November 10, 2011.

The Company intends to use the net proceeds of the offering to repay a substantial portion of the outstanding borrowings under its credit facility and for general corporate purposes.

Copies of the prospectus may be obtained by contacting: Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_distribution@baml.com; BNP Paribas Securities Corp. at 1-800-854-5674; or RBS Securities Inc. at 1-866-884-2071.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

About the Company

Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2010 sales were approximately $4.2 billion. The Company is supported by the efforts of more than 8,000 employees worldwide.

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